Exhibit 10.3

SERVICE AGREEMENT

BETWEEN

COLUMBIA PIPELINE GROUP SERVICES COMPANY

AND

COLUMBIA PIPELINE PARTNERS LP

Dated February 11, 2015

SERVICE AGREEMENT

This SERVICE AGREEMENT (the “Service Agreement” or “Agreement”) is made and entered into effective the 11th of February, 2015 by and between Columbia Pipeline Partners LP, its subsidiaries, affiliates and associates (“Client”) and Columbia Pipeline Group Services Company (the “Company”).

WITNESSETH:

WHEREAS, each of the Company and Client is a direct or indirect wholly owned subsidiary of Columbia Energy Group, a Delaware corporation (“CEG”);

WHEREAS, the Company and Client agree to enter into this Service Agreement whereby Client desires to obtain from the Company the services necessary to operate, manage, maintain and report the operating results of Client and its subsidiaries, and the Company is willing to furnish or make such services available to Client and its subsidiaries; and

WHEREAS, the rendition of such services set forth in Article 2 of Appendix A on a centralized basis enables Client to realize economic and other benefits through (1) efficient use of personnel and equipment, (2) coordination of analysis and planning, and (3) availability of specialized personnel and equipment which Client cannot economically maintain on an individual basis.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties to this Service Agreement covenant and agree as follows:

ARTICLE 1

SERVICES

1.1 Beginning on the date of this Agreement, the Company shall furnish to Client and each of its subsidiaries, upon the terms and conditions hereinafter set forth, such of the services described in Section 2 of Appendix A hereto (the “Services”), at such times, for such periods and in such manner as Client may from time to time request and that the Company concludes it is able to perform. The Company shall also provide Client with such services, in addition to those services described in Appendix A hereto, as may be requested by Client and that the Company concludes it is able to perform. In supplying such services, the Company may arrange, where it deems appropriate, for the services of such experts, consultants, advisers, and other persons with necessary qualifications as are required for or pertinent to the provision of such services (“Additional Services”).

1.2 The cost of the Services described herein or contemplated to be performed hereunder shall be directly charged to Client to the extent possible. The Company shall work cooperatively with department sponsors or project leaders of Client through meetings and discussions to ensure costs are properly allocated to the Client that will benefit from the service provided.

1.3 Client shall have the right from time to time to amend or alter any activity, project, program or work order provided that (i) Client pays and remunerates the Company the full cost for the services covered by the activity, project, program or work order, including therein any expense incurred by the Company as a direct result of such amendment or alteration of the activity, project, program or work order, and (ii) Client accepts that no amendment or alteration of an activity, project, program or work order shall release Client from liability for all costs already incurred by or contracted for by the Company pursuant to the activity, project, program or work order, regardless of whether the services associated with such costs have been completed.

1.4 The Company shall hire, train and maintain an experienced staff able to perform the Services, or shall obtain experience through third-party resources, as it shall determine in consultation with Client.

1.5 The Company routinely makes payments on behalf of affiliates on an ongoing basis, including payroll, employee benefits, corporate insurance, leasing, and external audit fees. Each affiliate receives on a monthly basis a Convenience Bill for its proportional share of the payments made in that respective month. As the name implies, convenience billing is intended as a convenience to vendors because it eliminates the need for a separate invoice to be generated for each affiliate entity receiving the same services. Therefore, the Company makes the payment to the vendor and the charges for the services are recorded directly on the books of the affiliate and not by the Company.

ARTICLE 2

COMPENSATION

2.1 For providing, or causing to be provided, general services of the types described above in Article 1 to Client and its subsidiaries, the Company shall be reimbursed by Client for (i) all direct and indirect expenses it incurs or payments it makes on behalf of Client and its subsidiaries (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the Company)) to perform services for Client and its subsidiaries or for the Company in the discharge of its duties to Client and its subsidiaries, and (ii) all other expenses allocable to Client and its subsidiaries or otherwise incurred by the Company in connection with operating the business of Client and its subsidiaries (including expenses allocated to Company by its affiliates).

2.2 The amount of any reimbursements pursuant to Section 2.1 shall be determined by the Company, in good faith, and shall be in addition to any reimbursement to the Company as a result of indemnification pursuant to Section 7.7 of the First Amended and Restated Agreement of Limited Partnership of Columbia Pipeline Partners LP and any other agreement between the parties.

2.3 The Company shall make available monthly billing information to Client that shall reflect all information necessary to identify the costs charged and Services rendered for that month. Client shall undertake a review of the charges and identify all questions or concerns regarding the charges reflected within a reasonable period of time. Client shall remit to the Company all charges billed to it within a period of time not exceeding 45 days of receipt of the monthly billing information.

2.4 Client agrees to provide the Company, from time to time, as requested such financial and statistical information as the Company may need to compute the charges payable by Client.

2.5 It is the intent of this Service Agreement that the payment for services rendered by the Company to Client under this Service Agreement shall cover all the costs of its doing business including, but not limited to, salaries and wages, office supplies and expenses, outside services employed, insurance, injuries and damages, employee and retiree pensions and benefits, taxes, miscellaneous general expenses, rents, maintenance of structures and equipment, depreciation and amortization, and reasonable compensation for use of capital.

ARTICLE 3

TERM

3.1 This Service Agreement shall become effective as of the date first written above, and shall continue in force until terminated by the Company or Client, upon not less than 30 days prior written notice to the other party. This Service Agreement shall also be subject to termination or modification at any time, without notice, if and to the extent performance under this Service Agreement may conflict with (1) with any rule, regulation or order of the Federal Energy Regulatory Commission (“FERC”) adopted before or after the date of this Service Agreement, or (2) any federal statute, or any rule, decision, or order of any regulatory agency having jurisdiction over one or more

Client. Further, this Service Agreement shall be terminated with respect to the Client immediately upon either party ceasing to be a wholly owned subsidiary of CEG. The parties’ obligations under this Service Agreement which by their nature are intended to continue beyond the termination or expiration of this Service Agreement shall survive such termination or expiration.

ARTICLE 4

SERVICE REVIEW

4.1 Upon request of Client, the Company shall meet with Client to review and assess the quality, costs, and/or allocations of the services being provided pursuant to this Service Agreement.

4.2 Columbia Energy Group maintains an Internal Audit Department that will conduct periodic audits of the Company administration and accounting processes (“Audits”). The Audits will include examinations of accounting and billing systems, source documents, methods of allocation of costs and billings to ensure all Services are properly accounted for and billed to the appropriate Client. In addition, the Company’s policies, operating procedures and controls will be evaluated annually. Copies of the reports generated by the Company as part of the Audits will be provided to Client upon request.

ARTICLE 5

MISCELLANEOUS

5.1 All accounts and records of the Company shall be kept in accordance with the FERC’s Uniform System of Accounts (“USofA”) for centralized service companies.

5.2 The parties hereto shall make such changes in the scope and character of the Services to be rendered and the method of allocating costs of such Services as determined to be necessary or desirable.

5.3 The Company shall permit Client reasonable access to its accounts and records including the basis and computation of allocations.

5.4 The Company and Client shall comply with the terms and conditions of all applicable contracts managed by the Company for Client, collectively, including without limitation terms and conditions preserving the confidentiality and security of proprietary information of vendors.

For the avoidance of doubt, the provisions of this Service Agreement shall not give rise to any right of recourse against any officer or director of the Company or any member of Client or its subsidiaries.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

COLUMBIA PIPELINE GROUP SERVICES COMPANY

By:	/s/ Glen Kettering

Name:	Glen Kettering

Its:	President and Chief Executive Officer

COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC, its general partner

By:	/s/ Stephen P. Smith

Name:	Stephen P. Smith

Its:	Chief Financial Officer and Chief Accounting Officer

APPENDIX A

COLUMBIA PIPELINE GROUP SERVICES COMPANY

Services Available to Client

ARTICLE 1

DEFINITIONS

1 The term “Company” shall mean Columbia Pipeline Group Services Company and its successors.

2 The term “Service Agreement” shall mean an agreement, of which this Appendix A constitutes a part, for the rendition of services by the Company.

3 The term “Client” shall mean Columbia Pipeline Partners LP, its subsidiaries, affiliates or associates to which services may be rendered by the Company under the Service Agreement.

ARTICLE 2

DESCRIPTION OF SERVICES

Descriptions of the expected non-exclusive services to be provided by the Company are detailed below. The descriptions are deemed to include services associated with, or related or similar to, the services contained in such descriptions. The details listed under each heading are intended to be illustrative rather than inclusive and are subject to modification from time to time in accordance with the state of the art and the needs of Client.

1 Accounting and Financial Reporting Services. The Company will advise and assist Client in all aspects of accounting, including financial accounting, asset accounting, regulatory accounting, tax accounting, maintenance of books and records, safeguarding of assets, accounts payable, accounts receivable, reconciliations, accounting research, reporting, operations and maintenance analysis, payroll services, business applications support, and other related accounting functions. The Company will also provide services related to developing, analyzing and interpreting financial statements, directors’ reports, regulatory reports, operating statistics and other financial reports. The Company will ensure compliance with United States generally accepted accounting principles (“GAAP”) and provide guidance on exposure drafts, financial accounting standards, and interpretations issued by the Financial Accounting Standards Board. The Company will advise and assist Client in the formulation of accounting practices and policies and will conduct special studies as may be requested by Client. The Company will also provide assistance with the preparation of financial statements in accordance with GAAP; preparation of filings with the Securities and Exchange Commission, including, without limitation, any registration statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other reports to unitholders of Client; and review of compliance with legal, regulatory, financial and accounting laws, rules and regulations.

2 Auditing and Compliance Services. The Company will conduct periodic audits of the general records of Client, will supervise the auditing of local and field office records of Client, and will coordinate the audit programs of Client with those of the independent accountants in the annual examination of their accounts and maintenance of internal audit support services. The Company will ensure compliance, monitor business risk, and coordinate internal control structure and maintenance of internal controls, including support for compliance with standards governing internal control over financial reporting.

3 Budget and Planning Services. The Company will advise and assist Client in matters involving the preparation and development of forecasts, budgets and budgetary controls, and other financial planning activities.

4 Communication and Information Services. The Company will advise and assist Client in matters involving the furnishing of information to customers, employees, investors and other interested groups, and to the public generally, including the preparation of booklets, photographs, motion pictures and other means of presentation, and assistance to Client in its advertising programs.

5 Employee Services. The Company will advise and assist Client in connection with organizational, leadership, and strategic development, employee relations matters, including recruitment, employee placement and retention, training, compensation, safety, labor relations and health, welfare and employee benefits. The Company will also advise and assist Client in connection with temporary labor matters, including assessment, selection, contract negotiation, administration, service provider relationships, compliance, review and reporting.

6 Engineering and Research Services. The Company will advise and assist Client in connection with the engineering phases of all construction and operating matters, including estimates of costs of construction, preparation of plans and designs, engineering and supervision of facilities, standardization of engineering procedures, and supervision and inspection of construction. The Company will also conduct both basic and specific research in fields related to the operations of the Client.

7 Facility Services. The Company will manage and effectively execute facility operations, facility maintenance, provide suitable space in its offices for the use of Client and its officers and employees, provide delivery services, security services, print services, and other facility services.

8 Health, Safety and Environmental, and Permitting Services. The Company will provide oversight of regulatory compliance, consultation and compliance audits and provision; oversight of environmental permitting and any other permitting related services; and oversight of health and safety programs and policies.

9 Information Technology Services. The Company will advise and assist Client in matters involving information technology, including management, operations, control, monitoring, testing, evaluation, data access security, disaster recovery planning, technical research, and support services. The Company will also provide and assist Client with application development, maintenance, modifications, upgrades and ongoing production support for a portfolio of systems and software that are used by Client. In addition, the Company will identify and resolve problems, ensure efficient use of software and hardware, and ensure that timely upgrades are made to meet the demands of Client. The Company will also maintain information concerning the disposition and location of Information Technology assets.

10 Insurance Services. The Company will advise and assist Client in general insurance matters, in obtaining policies, making inspections and settling claims.

11 Legal Services. The Company will provide Client with legal services (including legal services, as necessary or advisable, in connection with or in support of any of the other services provided hereunder), including, but not limited to, general corporate matters and internal corporate maintenance, contract drafting and negotiation, litigation, liability and risk assessment, financing, securities offerings, state and federal regulatory compliance, state and federal regulatory support and rule interpretation and advice, including, without limitation, interpretation and advice concerning the regulations or orders of the Securities and Exchange Commission, the Federal Energy Regulatory Commission, the Environmental Protection Agency, and the Pipeline and Hazardous Materials Safety Administration, bankruptcy and collection matters, employment and labor relations investigations, union contracting, Equal Employment Opportunity Commission issues, compliance with state and federal legislative requirements, and all other matters for which Client requires legal services.

12 Officers. Client may, with the consent of the Company, elect to any office of Client any officer or employee of the Company whose compensation is paid, in whole or in part, by the Company. Services rendered to Client by such person as an officer shall be billed by the Company to Client, and Client shall not be required to pay any compensation directly to any such person.

13 Operations Support and Planning Services. The Company will advise and assist Client in connection with operations support and planning, including logistics and workforce planning; corrosion and leakage programs; gas transmission, measurement, storage and distribution; construction requirements; construction management; operating standards and practices; sustainability; training; management of transportation programs; negotiation of purchase and sale contracts; security services; measurement, regulation and conditioning equipment; land asset management, land contract management, and surveying services in connection with Clients’ acquisition, leasing, maintenance, and disposal of interests in real property, including the maintenance of land records and the recording of instruments relating to such interests in real property, where necessary, and other operating matters.

14 Purchasing, Storage and Disposition Services. The Company will render advice and assistance to Client in connection with supply chain activities, including the standardization, purchase, lease, license and acquisition of equipment, materials, supplies, services, software, intellectual property and other assets, as well as shipping, storage and disposition of same. The Company will also render advice and assistance to Client in connection with the negotiation of the purchase, sale, acquisition or disposition of assets and services and the placing of purchase orders for the account of Client.

15 Regulatory Services. The Company will advise and assist Client in all regulatory and rate matters, including the design and preparation of schedules and tariffs, the analysis of rate filings, the preparation and presentation of testimony and exhibits to regulatory authorities, and other regulatory activities.

16 Tax Services. The Company will advise and assist Client in tax matters, in the preparation of tax returns and in connection with proceedings relating to taxes, including preparation of periodic tax reports, including Federal tax returns and state and local tax returns (including income tax returns), tax research and planning and assistance on tax audits (Federal, state and local), preparation of Schedule K-1s and Form 1099s and payment of Federal, state and local taxes.

17 Corporate Record Keeping Services. The Company will advise and assist Client in connection with corporate record keeping, including, without limitation, supervision of transfer agent and registrar functions, coordination of unit repurchase programs and tracking of unit issuances and other corporate matters, including, without limitation, corporate secretary services, business continuity planning, unitholder services, corporate records management, and proceedings involving regulatory bodies.

18 Transportation Services. The Company will advise and assist Client in connection with the purchase, lease, operation and maintenance of fleet vehicles and the operation of aircraft owned or leased by the Company or Client.

19 Treasury Services. The Company will provide services such as risk management, cash management, long and short term financing, investment of temporarily available cash, retirement of long term debt, investment management oversight of all benefits plans, and special economic studies as requested.

20 Miscellaneous Services. The Company will render to Client such other services, not hereinabove described, as from time to time the Company may be equipped to render and Client may desire to have performed.

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